                                     EXHIBIT 5.01

                              Opinion of General Counsel

                                                                    EXHIBIT 5.01

                               Hambrecht & Quist Group
                                   One Bush Street
                               San Francisco, CA  94104


                                   October 8, 1996



Hambrecht & Quist Group
One Bush Street
San Francisco, CA  94104

    Re:  Registration Statement on Form S-8
         ----------------------------------

Ladies and Gentlemen:

    I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 9, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1996 Equity Plan (as to 3,000,000 shares), of the 1995 Stock Option Plan (as to 4,153,640 shares), of the 1985 Stock Option Plan (as to 432,800 shares) and Stock Option Agreements with Daniel
H. Case III, Paul L. Hallingby, Howard B. Hillman, William E. Mayer, David M. McAuliffe, Edmund H. Shea, Jr. and Lawrence J. Stupski (as to 1,087,080 shares) (collectively, the "Plans"). As general counsel for Hambrecht & Quist Group, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken in connection with the issuance and sale of the Shares pursuant to the Plans.

    It is my opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

                                  Very truly yours,
                                  /s/ Steven N. Machtinger
                                  Steven N. Machtinger
                                  General Counsel